POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS, that I, Michael J. Angi, do make, constitute and appoint Patrick Hogan, Deborah Royster, Ellen Ito and Erin Lux each of them, with full power of each of them to act alone, as my true and lawful attorney in fact for me and in my name:

1. I authorize said attorney-in-fact to specifically execute in my name and on my behalf filings on Forms 3, 4 and 5 and to deliver said forms to the United States
Securities and Exchange Commission, 450 5th Street N.W., Washington, D.C. 20549, and
such related instruments in writing which I deem necessary or proper to effectuate the execution and delivery of the above-mentioned forms with the same validity as I could, if personally present, and I hereby ratify and affirm all that my said attorney shall do, by virtue of these presents.

2. All rights, powers and authority of said attorney-in-fact to exercise any and all of the specific rights and powers herein granted shall be in full force and effect as of the date hereof, and such specific rights, powers and authority shall remain in full force and effect thereafter until termination in writing of the grant of such powers by me.

3. I further give to said attorney-in-fact full power and authority to appoint a substitute to perform all of the acts that said attorney-in-fact is authorized to perform by this instrument, with the right to revoke such appointment of substitute at said attorney-
in-fact's pleasure.

IN WITNESS WHEREOF, I hereunto set my hand and seal this 16th day of April,
2004.

       /s/ Michael J. Angi (seal)
       Michael J. Angi